Registration No. 333-85886 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 101 (a) Dated Monday, July 26, 2004
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
44181EM62	$2,615,000.00	.400%	$2,604,540.00	Fixed	2.700%	Monthly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Ranking	S & P Rating
07/15/2006	08/15/2004	$1.20	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Household Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, July 26, 2004 @12:00 PM ET
Settlement Date: Thursday, July 29, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
All Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes(SM) is the service mark of Incapital LLC.
All rights reserved.

						Household Finance Corporation $10,000,000,000 HFC InterNotes Prospectus Dated 30-April-03 Page 1 of 1